Confidential Discussion Materials Project Everest March 8, 2024 Exhibit (C)(2) [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Everest Group Holdings Inc. (“Everest”) in connection with its evaluation of a proposed transaction involving Everest and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Everest and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Everest. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Everest or any other entity, or concerning the solvency or fair value of Everest or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Everest as to the future financial performance of Everest, and at your direction Centerview has relied upon such forecasts, as provided by Everest’s management, with respect to Everest. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Everest (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Everest or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

Situation Update With the authorization of the Special Committee, Centerview has engaged with Everest management to diligence Everest’s financial forecast and business outlook In addition to a data room, the Everest team has provided a management plan and multiple calls have been held to provide commercial context Centerview has also worked with CSM to further our collective understanding of Everest’s governance and ownership structure and their implications on a potential transaction Today’s discussion provides a summary of key learnings and contextualizes the Everest plan based on historical performance and consensus estimates Key outstanding items remain, and further conversations with Everest management are to be conducted as Centerview continues its diligence and financial analysis Additional updates to be shared with the Special Committee as diligence progresses

Significant Progress On Diligence To Date Centerview has engaged substantially with Everest management since the diligence commenced Provided access to Everest and Kilimanjaro Board and Executive Committee presentations Fall strategic review materials by business unit under each segment Financial model through 2028 built by business unit Preliminary TRA detail provided by management Dataroom Diligence Calls Capitalization / Tax Management presentation with CFO, Corp Dev team and Counsel Reviewed strategic outlook and historical performance by business unit Reviewed revenue models Diligence session on Everest Management Plan Q&A driven discussion on key trends and financial outlook by business unit and segment Discussed plan creation process Reviewed capitalization structure and ownership dynamics Focus on implications of modified Up-C structure Close collaboration with CSM to understand implications of capitalization structure for public shareholders Preliminary discussions with CSM on implications of Tax Receivable Agreement (“TRA”)

Key Observations From Diligence To Date

Recent Financial Performance	▪ Everest delivered **profitable growth in 2023** – +7.8% pro forma revenue growth and 21.6% pro forma Adj. EBITDA margin – Up from +3.8% reported revenue growth in 2022, driven by OSP and EE&R segments ▪ **Momentum across most segments,** despite impact of WGA and SAG-AFTRA strikes
2024 Outlook	▪ Everest 2024 outlook in the Everest Management Plan has been **modestly lowered vs. initial budget for previous Everest management plan** – Largely driven by **Q4 Raw U.S. deal removal,** with Netflix deal beginning in Q1 2025 ▪ Expecting +20.7% revenue growth and 21.1% Adj. EBITDA margin ▪ Revenue and **topline growth buoyed by 2024 Olympics** (>$1bn revenue contribution)
Draft Everest Management Plan	▪ Management expects +11.1% revenue CAGR from 2023A-2028E ▪ +5pp Adj. EBITDA expansion assumed – from 21.6% in 2023A to 27.0% in 2028 ▪ **Certain scaled contracts and material events drive some measure of variability** in financial results year-over-year ▪ **Latest Everest Management Plan modestly lower vs. previous Everest management plan**, accounting for impact of the Raw U.S. deal removal throughout the projection period, updated IMG Arena outlook based on renewal cycle, and re-forecasted 2028 Olympics impact

Source: Everest filings and Everest Management Plan as of February 21, 2024 per Everest Management (the "Everest Management Plan"). Everest financial historical information pro forma by excluding the effects of IMG academy and including the full year impact of WWE, per Everest management.

CENTERVIEW PARTNERS 4

Current Status Next Steps Pro forma historical financials (e.g., Kilimanjaro formation, divestiture of IMG Academy) Critical tax assumptions Historical tax rates (corporate tax rates, one-time non-TRA impacting items and impact of TRA) Expected impact of TRA and/or other anticipated one-time items on future tax expense View on normalization of underlying business: Quantifiable impacts of one-time occurrences in Everest Management Plan (e.g., Olympics, OSP deals in 2026) Further understanding of certain cash flow dynamics NWC and Capex trends for the Olympics Capex trends for WME, IMG Media, IMG Arena, OpenBet Additional detail on cash flow items D&A (particularly perspectives on amortization from M&A and any tax-shielding implications) Detail on “Other Cash Flow Items” Key Open Questions Continued diligence efforts under way Additional information / call requests: Special Committee updates as diligence and financial analyses progress

Evolution Of Everest Since IPO

		At IPO	Pre-Kilimanjaro Ann.	Today
		FY 2020A	FY 2022A	FY 2023A
Revenue	$bn	$3.5	$5.3	$6.7[1]
	% Growth (LTM)	'19-'20: (23.9%) *COVID impact* '18-'19: +26.5% *As reported*	+3.8%	+7.8%[1]
Business Units		▪ *Owned Sports Properties* ▪ *Events, Experiences & Rights* ▪ *Representation*	▪ *Owned Sports Properties* ▪ *Events, Experiences & Rights* ▪ *Representation*	▪ *Owned Sports Properties* ▪ *Events, Experiences & Rights* ▪ *Representation* ▪ *Sports Data & Technology*
Business Mix[2]	Revenue	 27% 27% 46%	 5% 29% 25% 41%	 8% 26% 30% 36%
	Adj. EBITDA	 29% 8% 63%	 3% 32% 44% 20%	 4% 26% 15% 55%
LTM Net Leverage		8.8x	3.8x	3.2x

☐ OSP ☐ EE&R ☐ Rep. ☐ Sports Data & Tech

Source: Public company filings, Everest presentations, Everest Management Plan and FactSet as of March 7, 2024.
Note: Dollars in billion. Financials as publicly reported unless otherwise noted. (1) Pro forma for UFC transaction and IMG Academy divestiture based on available information. (2) Revenue business mix excludes eliminations. EBITDA contributions exclude corporate cost allocations. Segment results presented as reported. 2022A results pro forma for Sports Data & Technology re-segmentation.

CENTERVIEW PARTNERS 6

Everest Stock Price Performance Since IPO

Share Price Performance Since IPO



Everest
S&P500
$35
$30
$25.20
$25
$20
$15
Apr-21
Jan-22
Oct-22
Jun-23
Mar-24
A
B
C
D
E
F
G
H
$17.72 share price prior to Sierra press release
+22%
$24.33
(3%)
Russian invasion of Ukraine (Feb), Fed hikes interest rates 25bps (Mar)

Returns Summary

	L3M	L1Y	L2Y	IPO
Everest	(0%)	+2%	(3%)	(3%)
SP500	+12%	+29%	+23%	+22%

Public Market Events

- (A) **Sep-21** – Everest announces acquisition of OpenBet for $1.2bn
- (B) **Nov-21** – Everest sells controlling stake in content business for $850mm
- (C) **May-22** – Everest reports first quarter earnings
- (D) **Aug-22** – Everest to Sell Diamond Baseball Holdings to Sierra
- (E) **Apr-23** – Everest announces intention to combine UFC and WWE assets
- (F) **Aug-23** – PFL[(1)] receives a reportedly $100mm minority investment from SRJ (Saudi sovereign wealth fund backed sports investment vehicle)
- (G) **Sep-23** – Kilimanjaro begins trading as UFC / WWE transaction closes
- (H) **Oct-23** – Everest announces consideration of strategic alternatives & Sierra announces potential take-private

Source: Public company filings and FactSet as of March 7, 2024.
Note: Starting share price reflects first trading day closing share price. S&P500 performance indexed to Everest share price as of April 29, 2021.
(1) Professional Fighters League.

CENTERVIEW PARTNERS 7

$1,220 / $1,275 $5,665 / $5,815 $5,235 / $5,475 $1,145 / $1,175 $4,800 / $4,850 Revenue $4,890 / $4,950 $5,200 / $5,450 $5,335 / $5,475 $5,235 / $5,475 $5,825 / $5,975 $5,665 / $5,815 $765 / $775 Quarterly Financial Performance Since IPO Revenue vs. Consensus Adj. EBITDA vs. Consensus Guidance (Low / High) +$2 % Beat / Miss: % Beat / Miss: FY’21 FY’22 FY’23 EBITDA Source:Public company filings and FactSet as of March 7, 2024. Increased Guidance Guidance Suspended ($32) +$76 +$143 +$142 +$98 ($13) ($10) +$31 +$27 +$80 +$2 +$43 +$43 +$98 +$33 +$74 +$63 +$5 +$2 +$6 +$7 +$25 ($22) $835 / $845 $1,070 / $1,120 $1,100 / $1,150 $1,130 / $1,170 $1,250 / $1,305 $1,220 / $1,275 Everest has consistently beat street expectations

Selected Sell-Side Analyst Perspectives On Everest

Organization / Structure	**Difficulty Quantifying Synergies Across Segment** *"Everest can capture synergies between [segments]…. However, it is **difficult to quantify whether these synergies represent any material value**"* TD Cowen a division of TD Securities (Sep-2023)	**Organizational Complexity** *"In our view, the stock has been **challenged by the complexity** of the Everest business model… Plus, the WWE acq. & Kilimanjaro spin further **complicate the story**"* PIPER | SANDLER (Oct-2023)
Category Trends	**Resolution of 2023 Strikes** *"The **end of the actor's strike** is a positive development for the Representation biz and **non-video verticals outperformed in 3Q**"* UBS (Nov-2023)	**Category Tailwinds** *"[Underperformance following PFL and other news] … **headwinds as transitory** [and] the **longer term trends** in EE&R, Rep. and Sports Betting should **remain largely intact**"* BANK OF AMERICA (Oct-2023)
Strategy	**UFC and WWE Combination** *"We like **the assets of UFC and WWE** […] The **upcoming rights expirations for both WWE and UFC present meaningful upside opportunities**"* Jefferies (Sep-2023)	**Potential Strategic Alternatives** *"Everest's decision to **formally evaluate strategic options** … provides a **catalyst** for shares to move even **closer to the underlying asset value**"* J.P.Morgan (Nov-2023)
Capital Allocation	**Balance Sheet** *"While the company appears committed to **lowering leverage ratio** to under 4x, adverse developments could pose a **risk to equity investors**"* EVERCORE (Feb-2024)	**Capital Return** *"**Implementation of a capital returns** program [a potential catalyst] as recent and upcoming rights renewals drive **significant free cash flow**"* UBS (Feb-2024)

Source: Wall Street research as of March 7, 2024.

CENTERVIEW PARTNERS 9

Overview Of Strategic Review, Everest Management Plan And Preparation Process Basis of Presentation Everest management reviewed the historical performance and go-forward strategy of sub-segments within each of its four operating segments largely from a top-down perspective Based on these plans, management prepared a consolidated view of their best estimate of financial performance over the next five years Timing Forecast was initially prepared by Everest’s management team for the purposes of strategic review, which review was announced in October 2023 Based on 2023A results, forecast was updated in February 2024 and included a revised view based on the latest information available to management Differences vs. Ordinary Course Management typically prepares only a three year plan but has extended its forecast through five years in conjunction with this process 2024 figures in current Everest Management Plan reflect higher targets vs. prior 2024 budget, as reviewed with Everest’s Board Source:Everest Management Plan.

Everest Management Plan Overview Revenue Adjusted EBITDA Unlevered FCF Pre-Tax OSP EE&R Representation Sport Data & Tech Corporate & Elim. Source:Everest Management Plan. Note:Dollars in billions. 2023A pro forma for WWE acquisition and IMG Academy divestiture as per Everest Management Plan. n.a. % YOY Growth +21% (7%) +15% +5% +25% % Margin 21% 25% 27% 28% 27% 22% % Conversion 90% 83% 92% 107% 79% ’23A-’28E CAGR: +11% ’23A-’28E CAGR: +16% ’24E-’28E CAGR: +12%

$8.6 $7.6 $7.9 Overview Of Everest Consensus Estimates Source Everest Management Plan and FactSet as of March 7, 2027. Note:Dollars in billions. FactSet consensus reflects median of available estimates, including additional brokers not shown. Estimate counts may not sum due to identical estimates across multiple brokers. Revenue ($bn) Adjusted EBITDA ($bn) 2024E 2025E 2026E N = 8 N = 8 N = 3 N = 8 N = 8 N = 3 $8.2 $7.6 $7.5 $8.5 $8.7 $2.1 $1.8 $1.9 $1.9 $1.8 $1.7 $2.3 $2.3 Everest Mgmt. Plan Broker Estimate FactSet Consensus $2.5 $2.2 $2.0 $1.9 $9.0 $8.5 $8.0 $8.1

Everest Management Plan Vs. Consensus Source:Everest Management Plan and FactSet as of March 7, 2024. Note:Dollars in billions. 2023A pro forma for WWE acquisition and IMG Academy divestiture as per Everest Management Plan. (1)Management FCF reflects Unlevered FCF before tax. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. +25.1% +10.8% +20.7% (7.0%) +15.3% +4.9% +17.1% +1.0% +6.9% +6.8% % YoY Growth # Estimates 8 8 3 2 2 +11.1% Adj. EBITDA Mgmt. Cons. Margin 8 8 3 2 2 Unlevered FCF(1) Mgmt. Cons. 70.2% 89.9% 83.1% 91.8% 107.0% 78.7% 69.6% 69.0% 65.5% 66.1% Conv. 2 2 1 1 1 +8.4% +108bps +129bps 21.6% 21.1% 24.8% 26.8% 28.1% 27.0% 21.6% 23.6% 25.0% 27.6% 28.2% 28.1% Ann. Margin Exp. 90.1% 68.1% Average Conv. # Estimates # Estimates n.a.

Overview Of Key Revenue Models By Segment

Owned Sports Properties

WWE
- ***Content*** – Multi-yr rights contracts (e.g. Raw, Smackdown)
- ***Media*** – Multi-yr rights contracts and subscription
- ***Live Events*** – Ticket sales
- Licensing agreements with min. guarantees and royalties

UFC
- ***Content*** – PPV, Media Rights, Fight Pass Subscription
- ***Live Events*** – Ticket sales, site fee contracts and other (VIP experiences, Fight Club membership)
- Sponsorship and digital ad sales
- Licensing agreements with min guarantees and royalties

PBR
- Ticket sales
- Sponsorship contracts (short & multi-yr)
- Television contracts
- Licensing agreements
- Ann. fees & recognition of franchise fees from team sales

Also includes EuroLeague

Representation

WME
- Commission and service fees
- Upfront & backend fees from packages

160over90
- Blend of retainer and project-based fees

Non-Scripted
- ProdCo Fees

Fashion
- Commission and service fees

Events, Experiences & Rights

On-Location
- Primarily sales of tickets / packages, travel, hospitality
- Includes Super Bowl & NFL, College Sports, Music Events and Olympics

IMG Media
- ***Rights & Distribution*** – Multi-yr contracts with pre-negotiated minimum fees or commissions
- ***Sports Production*** – Some multi-yr contracts, mostly auto-renewing single-yr contacts and one-off services
- ***Sport 24 & IMG Replay*** – Multi-yr contracts with pre-negotiated rates

Also includes Miami & Madrid, BJAC, Frieze, Fashion Events, HPWW and Other Events

Sports Data & Technology

IMG Arena
- ***FastPath Data*** – Hybrid of fixed fee and revenue sharing
- ***Live Streaming*** – Primarily fixed fee or % of net gaming revenue

OpenBet
- ***Open Services*** – Cost-plus pricing
- ***Open Technology*** – Revenue sharing and license fees
- ***Open Content*** – Revenue sharing and license fees

Source: Everest Management Plan.

CENTERVIEW PARTNERS 14

Segment Financial Overview: ***Owned Sports Properties***

Section		2023A	2024E	2025E	2026E	2027E	2028E
Revenue	UFC	$1,292	$1,309	$1,412	$1,636	$1,748	$1,870
	WWE	1,321	1,377	1,497	1,719	1,852	1,935
	PBR	132	158	174	185	260	271
	EuroLeague	9	9	7	5	5	5
	OSP Revenue	**$2,754**	**$2,853**	**$3,091**	**$3,545**	**$3,865**	**$4,082**
	% Total Growth		*+4%*	*+8%*	*+15%*	*+9%*	*+6%*
	% UFC Growth		*+1%*	*+8%*	*+16%*	*+7%*	*+7%*
	% WWE Growth		*+4%*	*+9%*	*+15%*	*+8%*	*+4%*
	% PBR Growth		*+20%*	*+10%*	*+6%*	*+40%*	*+5%*
	% EuroLeague Growth		*(5%)*	*(16%)*	*(37%)*	*+8%*	*+7%*
Adj. EBITDA	UFC	$677	$699	$783	$929	$999	$1,076
	WWE	414	492	567	701	771	806
	PBR	10	23	30	34	57	59
	EuroLeague	9	8	7	4	4	5
	OSP Adj. EBITDA	**$1,110**	**$1,223**	**$1,386**	**$1,668**	**$1,831**	**$1,946**
	% Total Margin	*40%*	*43%*	*45%*	*47%*	*47%*	*48%*
	% UFC Margin	*52%*	*53%*	*55%*	*57%*	*57%*	*58%*
	% WWE Margin	*31%*	*36%*	*38%*	*41%*	*42%*	*42%*
	% PBR Margin	*7%*	*15%*	*17%*	*18%*	*22%*	*22%*
	% EuroLeague Margin	*94%*	*95%*	*90%*	*81%*	*82%*	*83%*
UFCF	UFC		$664	$750	$896	$965	$1,042
	WWE		429	498	621	686	716
	PBR		48	8	12	176	1
	EuroLeague		8	7	4	4	5
	OSP Pre-Tax UFCF		**$1,150**	**$1,263**	**$1,533**	**$1,831**	**$1,764**
	% Total Conversion		*94%*	*91%*	*92%*	*100%*	*91%*
	% UFC Conversion		*95%*	*96%*	*96%*	*97%*	*97%*
	% WWE Conversion		*87%*	*88%*	*89%*	*89%*	*89%*
	% PBR Conversion		*210%*	*28%*	*36%*	*311%*	*2%*
	% EuroLeague Conversion		*100%*	*100%*	*100%*	*100%*	*100%*

Commentary

(A) OSP business largely comprised of UFC and WWE assets held through Kilimanjaro stake

[***]

(C) Raw distribution lapses for Q4 '24E (before NFLX deal)

(D) Expected decrease in number of teams and split in leagues followed by anticipated sale of teams in 2027

Source: Everest Management Plan.
Note: Dollars in millions. 2023A pro forma for WWE acquisition as per Everest Management Plan.

CENTERVIEW PARTNERS 15

Segment Plan vs. Consensus: Owned Sports Properties Source:Everest Management Plan and FactSet as of March 7, 2024. Note:Dollars in billions. 2023A pro forma for WWE acquisition as per Everest Management Plan. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. % YoY Growth 3 3 1 1 1 +9.6% +8.2% Ann. Margin Exp. Adj. EBITDA Mgmt. Cons. Margin 3 3 1 1 1 +147bps +219bps # Estimates # Estimates 40.3% 44.0% 46.4% 47.6% 49.8% 51.2% 40.3% 42.9% 44.8% 47.0% 47.4% 47.7% +3.6% +8.4% +14.7% +9.0% +5.6% +3.4% +10.2% +19.7% +8.2% +7.4% Individual Broker Estimates

Segment Financial Overview: ***Events, Experiences & Rights***

		2023A	2024E	2025E	2026E	2027E	2028E
Revenue	(A) IMG Media		$683	$705	$744	$783	$796
	On-Location (ex-Olympics)		593	564	615	715	752
	Olympics		1,011	4	318	4	1,703
	(B) Other		751	736	778	826	877
	EE&R Revenue	**$1,999**	**$3,038**	**$2,008**	**$2,455**	**$2,327**	**$4,128**
	% Total Growth	(C)	*+52%*	*(34%)*	*+22%*	*(5%)*	*+77%*
	% IMG Media Growth			*+3%*	*+6%*	*+5%*	*+2%*
	% On-Location (ex-Olympics) Growth			*(5%)*	*+9%*	*+16%*	*+5%*
	% Olympics Growth			(C) *(100%)*	*+8728%*	(C) *(99%)*	*+48569%*
	% Other Growth			*(2%)*	*+6%*	*+6%*	*+6%*
Adj. EBITDA	IMG Media		$108	$112	$121	$130	$152
	On-Location (ex-Olympics)		38	11	24	59	65
	Olympics		68	(25)	25	(47)	214
	Other	(B)	110	151	164	183	200
	EE&R Adj. EBITDA	**$181**	**$325**	**$251**	**$334**	**$326**	**$631**
	% Total Margin	*9%*	*11%*	*12%*	*14%*	*14%*	*15%*
	% IMG Media Margin		*16%*	*16%*	*16%*	*17%*	*19%*
	% On-Location (ex-Olympics) Margin		*6%*	*2%*	*4%*	*8%*	*9%*
	% Olympics Margin		*7%*	*(683%)*	*8%*	*(1337%)*	*13%*
	% Other Margin		*15%*	*21%*	*21%*	*22%*	*23%*
UFCF	IMG Media		$87	$97	$106	$114	$136
	On-Location (ex-Olympics)		1	9	33	51	62
	Olympics	(D)	308	(1)	160	323	(72)
	Other		72	140	152	171	188
	EE&R Pre-Tax UFCF		**$467**	**$246**	**$452**	**$658**	**$314**
	% Total Conversion	(C)	*144%*	*98%*	*135%*	*202%*	*50%*
	% IMG Media Conversion		*80%*	*87%*	*88%*	*87%*	*89%*
	% On-Location (ex-Olympics) Conversion		*2%*	*80%*	*141%*	*86%*	*96%*
	% Olympics Conversion		*450%*	*2%*	*632%*	*(690%)*	*(34%)*
	% Other Conversion		*65%*	*92%*	*93%*	*93%*	*94%*

Commentary

- (A) Segment driven by IMG Media (rights distribution) and On Location (events coordination)
- (B) Includes major tennis events, fashion & art shows, and other experiences
  - Events with continued partners driving meaningful EBITDA
- (C) Cyclical segment P&L and cash flow profile driven by semi-regular event schedule
  - OLE contracted as Olympics event coordinator – first ever in Games' history
  - Idiosyncratic timing creates variability in cash flow profile
- (D) Paris and Milan Olympics ticket sales expected mostly in year of while LA ticket sales anticipated in year prior

Source: Everest Management Plan.
Note: Dollars in millions. 2023A pro forma for IMG Academy divestiture as per Everest Management Plan.

CENTERVIEW PARTNERS 17

Segment Plan vs. Consensus: Events, Experiences & Rights Source:Everest Management Plan and FactSet as of March 7, 2024. Note:Dollars in billions. 2023A pro forma for IMG Academy divestiture as per Everest Management Plan. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. % YoY Growth 3 3 1 1 1 +8.9% +15.6% Ann. Margin Exp. Adj. EBITDA Mgmt. Cons. Margin 3 3 1 1 1 +124bps +75bps # Estimates # Estimates 9.1% 14.4% 12.7% 12.5% 11.3% 12.8% 9.1% 10.7% 12.5% 13.6% 14.0% 15.3% +52.0% (33.9%) +22.3% (5.2%) +77.4% +42.5% (24.6%) +11.0% (13.8%) +49.1% Individual Broker Estimates

Segment Financial Overview: ***Representation***

		2023A	2024E	2025E	2026E	2027E	2028E
Revenue	WME	$899	$967	$1,067	$1,174	$1,289	$1,421
	Fashion	118	132	145	159	173	188
	160over90	342	363	381	403	426	451
	IMG Licensing	67	63	66	69	72	75
	Non-scripted	121	259	278	301	322	349
	Representation Revenue	**$1,548**	**$1,784**	**$1,937**	**$2,106**	**$2,283**	**$2,484**
	% Representation Growth		*+15%*	*+9%*	*+9%*	*+8%*	*+9%*
	% WME Growth		*+8%*	*+10%*	*+10%*	*+10%*	*+10%*
	% Fashion Growth		*+12%*	*+10%*	*+10%*	*+9%*	*+9%*
	% 160over90 Growth		*+6%*	*+5%*	*+6%*	*+6%*	*+6%*
	% IMG Licensing Growth		*(5%)*	*+5%*	*+5%*	*+5%*	*+5%*
	% Non-scripted Growth		*+113%*	*+7%*	*+8%*	*+7%*	*+8%*
Adj. EBITDA	WME	$283	$301	$342	$402	$469	$553
	Fashion	23	28	34	38	43	48
	160over90	57	63	67	72	77	81
	IMG Licensing	35	33	34	36	38	40
	Non-scripted	(6)	6	10	14	18	23
	Representation Adj. EBITDA	**$392**	**$431**	**$487**	**$562**	**$645**	**$745**
	% Representation Margin	*25%*	*24%*	*25%*	*27%*	*28%*	*30%*
	% WME Margin	*31%*	*31%*	*32%*	*34%*	*36%*	*39%*
	% Fashion Margin	*19%*	*21%*	*23%*	*24%*	*25%*	*25%*
	% 160over90 Margin	*17%*	*17%*	*18%*	*18%*	*18%*	*18%*
	% IMG Licensing Margin	*53%*	*52%*	*51%*	*52%*	*53%*	*54%*
	% Non-scripted Margin	*(5%)*	*2%*	*4%*	*5%*	*6%*	*7%*
UFCF	WME		$254	$307	$379	$443	$520
	Fashion		28	34	38	42	47
	160over90		51	61	65	70	76
	IMG Licensing		32	33	36	38	40
	Non-scripted		3	7	5	16	15
	Representation Pre-Tax UFCF		**$368**	**$443**	**$523**	**$609**	**$698**
	% Representation Conversion		*85%*	*91%*	*93%*	*94%*	*94%*
	% WME Conversion		*85%*	*90%*	*94%*	*94%*	*94%*
	% Fashion Conversion		*99%*	*99%*	*99%*	*99%*	*99%*
	% 160over90 Conversion		*81%*	*91%*	*91%*	*91%*	*93%*
	% IMG Licensing Conversion		*99%*	*99%*	*99%*	*99%*	*99%*
	% Non-scripted Conversion		*47%*	*74%*	*38%*	*89%*	*62%*

Source: Everest Management Plan.
Note: Dollars in millions.

Commentary

- (A) Houses William Morris Agency (WME) business
  - 72% of '23A segment EBITDA
  - Shifting "package" dynamics driven by streaming distribution and guild dictated terms
- (B) '24E topline recovery from depressed '23A due to strikes
- (C) Unscripted growth supported by particular by deals with Asylum and F45
- (D) Pressure from strikes and incremental personnel investment expected to normalize to 30%+ margins (40% in 2022)
- (E) Segment with relatively stable cash flow conversion given fee-based revenue models

CENTERVIEW PARTNERS 19

Segment Plan vs. Consensus: Representation Source:Everest Management Plan and FactSet as of March 7, 2024. Note:Dollars in billions. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. % YoY Growth 3 3 1 1 1 +9.0% +9.9% Ann. Margin Exp. Adj. EBITDA Mgmt. Cons. Margin 3 3 1 1 1 +94bps +92bps # Estimates # Estimates 25.3% 28.3% 27.3% 29.9% 29.9% 29.9% 25.3% 24.1% 25.1% 26.7% 28.2% 30.0% +15.2% +8.6% +8.7% +8.4% +8.8% +9.3% +7.5% +17.2% +6.0% +5.5% Individual Broker Estimates

Segment Financial Overview: ***Sports Data & Technology***

		2023A	2024E	2025E	2026E	2027E	2028E
Revenue	IMG Arena	$279	$273	$302	$326	$348	$369
	Openbet	192	185	200	231	231	242
	SD&T Revenue (A)	**$471**	**$458**	**$502**	**$557**	**$580**	**$611**
	% Total Growth		*(3%)*	*+10%*	*+11%*	*+4%*	*+5%*
	% IMG Arena Growth		(B) *(2%)*	*+11%*	*+8%*	*+7%*	*+6%*
	% Openbet Growth		*(4%)*	(C) *+8%*	*+15%*	*+0%*	*+4%*
Adj. EBITDA	IMG Arena	$14	$10	$11	$11	$12	$14
	Openbet	48	51	59	82	80	85
	SD&T Adj. EBITDA	**$63**	**$60**	**$70**	**$94**	**$92**	**$99**
	% Total Margin	*13%*	*13%*	*14%*	*17%*	*16%*	*16%*
	% IMG Arena Margin (D)	*5%*	*4%*	*4%*	*3%*	*4%*	*4%*
	% Openbet Margin (E)	*25%*	*27%*	*29%*	*36%*	*35%*	*35%*
UFCF	IMG Arena		($29)	$7	$7	$8	$9
	Openbet		26	36	51	68	76
	SD&T Pre-Tax UFCF		**($3)**	**$43**	**$58**	**$76**	**$86**
	% Total Conversion		*(5%)*	*62%*	*62%*	*82%*	*87%*
	% IMG Arena Conversion		*(288%)*	*64%*	*63%*	*63%*	*66%*
	% Openbet Conversion		*51%*	*61%*	*62%*	*85%*	*90%*

Source: Everest Management Plan.
Note: Dollars in millions.

Commentary

- (A) Contribution is relatively small vs. other Everest segments
- (B) Operating dynamics dominated by multi-year contracts and protracted sales cycle
  - Weakness in 2024 sales cycle readout
  - Loss of tennis contract results in decreased revenue in 2024
- (C) License renewal cycle in Open Tech. driving irregular growth
- (D) IMG Arena margin contraction driven by loss of TDI rights, offset by improvement in Football and Basketball
- (E) OpenBet margin increase driven by mix shift to Open Tech. & Open Context
  - Higher margin vs. Open Services business

CENTERVIEW PARTNERS 21

Segment Plan vs. Consensus: Sports Data & Technology Source:Everest Management Plan and FactSet as of March 7, 2024. Note:Dollars in billions. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. % YoY Growth 3 3 1 1 1 +14.6% +5.3% Ann. Margin Exp. Adj. EBITDA Mgmt. Cons. Margin 3 3 1 1 1 +58bps +142bps # Estimates # Estimates 13.3% 16.0% 18.5% 20.0% 20.3% 20.4% 13.3% 13.2% 13.9% 16.9% 15.9% 16.2% (2.8%) +9.6% +10.9% +4.2% +5.4% +19.7% +14.9% +19.6% +11.0% +8.1% Individual Broker Estimates

Project Everest – Illustrative Process Timeline

As presented February 18

Illustrative timeline to be modified as events unfold

Timeline contemplates four distinct phases:

- **Phase 1:** Committee formation
- **Phase 2:** Diligence and access to management
- **Phase 3:** Preliminary views on valuation and initial legal documentation drafting
- **Phase 4:** Finalizing for target signing and announce



Week Beginning:
19-Feb
26-Feb
04-Mar
11-Mar
18-Mar
25-Mar
01-Apr
Key Process Items
Lead
M T W T F
M-F
Phase 1
Committee Formation
CSM
Execute NDA
CVP / CSM
Submit Diligence Request List
CVP
Phase 2
Receipt Of Diligence Info & VDR Access
CVP / CSM
Diligence And Financial Analysis
CVP
Calls With Management(1)
CVP
Phase 3
Negotiate Draft Legal Docs
CSM
Share Preliminary Views On Valuation
CVP
Phase 4
Finalize Views On Valuation & Legal Docs
CVP / CSM
Target Signing And Announce
CSM
Reference: Earnings
Kilimanjaro: 2/27
Everest: 2/28
Good Friday and Easter Weekend
Today
Key Process Items
Reference
Market Holiday

Note: As of March 7, 2024.

(1) Including calls with CEO, CFO, other principals and business unit (Owned Sports Properties, Events, Experiences & Rights, Representation and Sports Data & Technology) leaders if possible.

Centerview Partners 23